Sensata Technologies Announces Modified Dutch Auction Tender Offers for Senior and Senior Subordinated Notes

ALMELO, the Netherlands, March 3 /PRNewswire-FirstCall/ -- Sensata Technologies B.V. (“Sensata”), a global designer and manufacturer of sensors and controls, today announced the commencement of two separate cash tender offers, one to purchase the maximum aggregate principal amount of its 8% Senior Notes due 2014 (the “Dollar Notes”) that it can purchase for $40,000,000 (excluding accrued interest and subject to increase, the “Maximum Dollar Payment Amount”) at a purchase price per $1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase dated March 3, 2009 (the “Offer to Purchase”) and the other to purchase the maximum aggregate principal amount of its 9% Senior Subordinated Notes due 2016 (the “9% Notes”) and its 11.25% Senior Subordinated Notes due 2014 (the “11.25% Notes” and, together with the 9% Notes, the “Euro Notes”) that it can purchase for $10,000,000 (or the equivalent amount in euros to be determined at the U.S. dollar/euro rate, expressed as the amount of U.S. dollars per one euro as set forth on the Reuters World Currency Page on the date on which the Expiration Date (as defined below) for the Euro Tender Offer (as defined below) falls) (excluding accrued interest and subject to increase, the “Maximum Euro Payment Amount”) at a purchase price per EUR1,000 principal amount determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase.  The Maximum Euro Payment Amount is limited by certain restrictive covenants contained in Sensata’s senior credit facility, which are denominated in U.S. dollars and prescribe that, in calculating the Maximum Euro Payment Amount in U.S. dollars, such equivalent amount shall be determined based on the exchange rate as set forth on the Reuters World Currency Page as of 11:00 A.M., London time, on the Expiration Date for the Euro Tender Offer.

The Dollar Notes and the Euro Notes are referred to as the “Notes.”  The offer to purchase the Dollar Notes is referred to as the “Dollar Tender Offer,” the offer to purchase the Euro Notes is referred to as the “Euro Tender Offer,” and the Dollar Tender Offer and Euro Tender Offer are collectively referred to as the “Tender Offers.”  The Notes and other information relating to the Tender Offers are listed in the table below.

Series of Notes	CUSIP/ISIN No(s).	Outstanding Principal Amount	Early Participation Payment (1)	Total Consideration (Acceptable Bid Price Range) (1)(2)

8% Senior Notes due 2014	81725W AC7	$450,000,000	$30.00	$300.00 - $370.00
9% Senior Subordinated Notes due 2016	XS0252692412 XS0252692925 XS0286076442	€227,616,000	€30.00	€165.00 - €205.00
11.25% Senior Subordinated Notes due 2014	XS0378671878 XS0378671282	€141,000,000	€30.00	€180.00 - €220.00

(1)	Per $1,000 principal amount of Dollar Notes and EUR1,000 principal amount of Euro Notes, as the case may be, that are accepted for purchase.
(2)	Includes the applicable Early Participation Payment referred to below.

The total consideration payable pursuant to the Dollar Tender Offer per $1,000 principal amount of Dollar Notes validly tendered and accepted for purchase by Sensata will be determined based on a formula consisting of a base price (including the Dollar Early Participation Payment) per $1,000 principal amount of Dollar Notes equal to $300.00, plus a clearing premium (the “Dollar Clearing Premium”). The Dollar Clearing Premium will be determined by consideration of the “bid price” specified by each holder that tenders Dollar Notes into the Dollar Tender Offer, which represents the minimum consideration such holder is willing to receive for those Dollar Notes.  Each bid price must fall within the acceptable bid price range specified in the table above.

The total consideration payable pursuant to the Euro Tender Offer per EUR1,000 principal amount of Euro Notes validly tendered and accepted for purchase by Sensata will be determined based on a formula consisting of a base price (including the Euro Early Participation Payment) per EUR1,000 principal amount of Euro Notes equal to EUR165.00 for the 9% Notes and EUR180.00 for the 11.25% Notes, plus a clearing premium (the “Euro Clearing Premium”). The Euro Clearing Premium will be determined by consideration of the “bid price” specified by each holder that tenders Euro Notes into the Euro Tender Offer, which represents the minimum consideration such holder is willing to receive for those Euro Notes.  Each bid price must fall within the acceptable bid price range specified in the table above.

The Dollar Clearing Premium will be the lowest single premium at which Sensata will be able to spend the Maximum Dollar Payment Amount by accepting all validly tendered Dollar Notes with bid premiums (the amount by which each bid price exceeds the base price) equal to or lower than the Dollar Clearing Premium. If the aggregate amount of Dollar Notes validly tendered (and not withdrawn) at or below the Dollar Clearing Premium would cause Sensata to spend more than the Maximum Dollar Payment Amount, then holders of the Dollar Notes tendered at the Dollar Clearing Premium will be subject to proration as described in the Offer to Purchase.

The Euro Clearing Premium will be the lowest single premium at which Sensata will be able to spend the Maximum Euro Payment Amount by accepting all validly tendered Euro Notes with bid premiums equal to or lower than the Euro Clearing Premium. If the aggregate amount of Euro Notes validly tendered (and not withdrawn) at or below the Euro Clearing Premium would cause Sensata to spend more than the Maximum Euro Payment Amount, then holders of the Euro Notes tendered at the Euro Clearing Premium will be subject to proration as described in the Offer to Purchase.

Provisions Subject to the Tender Offers

Sensata will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the Tender Offers from the last interest payment date to, but not including, the date on which the Notes are purchased.

Each holder of Notes who validly tenders (and does not withdraw) his or her Notes on or prior to 5:00 P.M., New York City time, on March 16, 2009, unless, with respect to a Tender Offer, such time and date is extended by Sensata with respect to that Tender Offer (the “Early Participation Date”), will receive an early participation payment of $30.00 per $1,000 principal amount of Dollar Notes tendered in the Dollar Tender Offer (the “Dollar Early Participation Payment”) and an early participation payment of EUR30.00 per EUR1,000 principal amount of Euro Notes tendered in the Euro Tender Offer (the “Euro Early Participation Payment”).  Holders tendering their Notes in a Tender Offer after the Early Participation Date for that Tender Offer will not be eligible to receive the Early Participation Payment for that Tender Offer.

Each Tender Offer is scheduled to expire at 11:59 P.M., New York City time, on March 30, 2009, unless, with respect to a Tender Offer, such time and date is extended or earlier terminated by Sensata with respect to that Tender Offer (the “Expiration Date”).

Tendered Notes may be withdrawn at any time on or prior to 5:00 P.M., New York City time, on March 16, 2009, unless, with respect to a Tender Offer, such time and date is extended by Sensata with respect to that Tender Offer (the “Withdrawal Date”). Holders of Notes who tender their Notes in a Tender Offer after the Withdrawal Date for that Tender Offer, but on or prior to the Expiration Date for that Tender Offer, may not withdraw the Notes tendered in that Tender Offer.

The Tender Offers are conditioned upon the satisfaction or waiver of certain conditions as described in the Offer to Purchase. Subject to applicable law, Sensata may also terminate either or both Tender Offers at any time prior to the applicable Expiration Date in its sole discretion.

Additional Information

Sensata has retained Goldman, Sachs & Co. to act as the dealer manager for the Tender Offers. Global Bondholder Services Corporation is the Information Agent and Depositary for the Dollar Tender Offer. Lucid Issuer Services Limited is the Information Agent and Tender Agent for the Euro Tender Offer. Questions regarding the Tender Offers should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect). Requests for documentation relating to the Dollar Tender Offer should be directed to Global Bondholder Services Corporation at (866) 387-1500 (toll-free) or (212) 430-3775 (banks and brokers only).  Requests for documentation relating to the Euro Tender Offer should be directed to Lucid Issuer Services Limited at 44 (20) 7704-0880.

This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offers are being made solely pursuant to the Offer to Purchase and related documents. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offers to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of Sensata by the dealer manager, if the dealer manager is a licensed broker or dealer under the laws of such jurisdiction, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Sensata

On April 27, 2006, Sensata, a company owned by an affiliate of Bain Capital Partners, LLC, a leading global private investment firm, completed the acquisition of the Sensors & Controls business of Texas Instruments Incorporated.

Sensata is a leading designer and manufacturer of sensors and controls in each of the key applications in which it competes. Sensata has business and product development centers in the United States, the Netherlands and Japan; and manufacturing operations in Brazil, China, South Korea, Malaysia, Mexico, and the Dominican Republic, as well as sales offices around the world. Sensata employs approximately 9,000 people worldwide.

Sensata Safe Harbor Statement

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Sensata’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Sensata’s annual report on Form 10-K for the year ended December 31, 2008 and Sensata’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Sensata’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Sensata does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investors, Patty Campanile, +1-508-236-3147,
investors@sensata.com; Media, Linda Megathlin, +1-508-236-1761,
lmegathlin@sensata.com